Exhibit 10.1

Notice of Performance Unit Grant

Name of Participant	%%FIRST_NAME%-% %%LAST_NAME%-%

Employee ID	%%EMPLOYEE_IDENTIFIER%-%

Number of Units Granted	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Grant Date	%%OPTION_DATE,’MONTH DD, YYYY’%-%

Performance Period	January 1, 2020 – December 31, 2022

CSX Corporation (“CSX” or the “Company”) has granted to you performance units as part of the Company’s 2020 – 2022 Long-Term Incentive Plan, wherein each performance unit represents one share of CSX common stock. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and Performance Unit Award Agreement (the “Award Agreement”) set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend the Plan at any time. Receipt of this grant does not obligate CSX to make any additional grants to you. This grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in this Award Agreement.

ACTION REQUIRED: YOU MUST ACCEPT YOUR AWARD AGREEMENT ELECTRONICALLY.

Please review the terms of the Notice, Award Agreement and the Plan carefully; a copy of the Plan is available on etrade.com under Holdings > View Your Grant Document.

PURPOSE AND OBJECTIVE

CSX Corporation (“CSX” or the “Company”) issues Performance Grants, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as Performance Units) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The Performance Units are issued as part of the Company’s 2020 – 2022 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). A Performance Unit represents the right to receive a share of CSX common stock.

Performance Units are settled and paid out upon certification of CSX’s achievement of predetermined performance goals (the “Performance Measures”) during the Performance Period (as defined below). Grants of Performance Units are approved by the Compensation Committee of the Board of Directors of CSX (the “Compensation Committee”).

PERFORMANCE PERIOD

The “Performance Period” is the time during which CSX performance is measured. The Performance Measures are set forth on Exhibit A attached hereto.

EARNING PERFORMANCE UNITS

As shown in the Performance Measure and Payout Percentage table in Exhibit B, the number of Performance Units earned are equal to a percentage of a Participant’s granted Performance Units based upon the applicable Performance Measures discussed in Exhibit A. All Performance Units will be paid in CSX common stock.

No Performance Unit is earned under the Plan until the Compensation Committee approves the payout percentage based upon the level of achievement of the Performance Measures for the Performance Period.

IMPACT OF CHANGE IN EMPLOYMENT STATUS

Performance Units generally will be paid only to Participants who are actively employed by CSX or its affiliates at the end of the Performance Period. Except as provided below, a Participant whose employment terminates prior to the end of the Performance Period shall forfeit any and all Performance Units. All earned Performance Units will be paid no later than March 15 following the end of the Performance Period.

Termination Due to Death or Disability

A Participant whose employment terminates due to death or disability prior to the last day of the Performance Period shall be eligible to earn the Performance Units that the Participant would otherwise have earned at the end of the Performance Period had there been no death or disability, based on the satisfaction of the Performance Measures. In the case of death, such Performance Units shall be paid to the Participant’s estate, or as otherwise required by law and will be paid out following the conclusion of the Performance Period. “Disability” shall mean long-term disability as defined in the long-term disability plan of CSX covering the Participant.

Termination Due to Retirement, Reduction in Force, or Return to Contract

A Participant whose employment terminates due to Retirement (as defined below), reduction in force (subject to execution of a separation agreement), or voluntary return to contract employment prior to the last day of the Performance Period shall be eligible to earn a prorated portion of the Performance Units that the Participant would otherwise have earned at the end of the Performance Period had there been no retirement, reduction in force, or voluntary return to contract employment, based on the satisfaction of the Performance Measures. The pro-rata number of Performance Units earned will be determined based upon the number of months of participation relative to the number of months in the Performance Period and will be paid out following the conclusion of the Performance Period. “Retirement” shall mean: (i) the attainment of age 55 and 10 years of CSX service; or (ii) the attainment of age 65.

The foregoing notwithstanding, the Compensation Committee shall have the discretion to terminate Performance Units for Participants who retire but subsequently violate a non-compete agreement.

Competing Employment Following Termination

(This provision only applies to Vice Presidents and above, and certain other employees)

Notwithstanding the foregoing, if the Participant’s employment is terminated by reason of a reduction in force before the end of the Performance Period and the Participant “Engages in Competing Employment” (as defined below) prior to expiration of the Performance Period, then the Performance Units shall be terminated without further obligation on the part of CSX or any affiliate. A Participant Engages in Competing Employment if the Participant works for or provides services for any “Competitor” (as defined below) on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner or employee performing functions similar to those performed or managed by the Participant in the two (2) years preceding the Participant’s termination of employment with CSX. For this purpose, a Competitor is any Class I railroad in the United States or Canada, any parent, subsidiary and affiliate of such Class I railroad, and any shortline railroad that connects to CSX, including Genesee & Wyoming and its subsidiaries.

Termination for Cause/Moral Turpitude

If the Participant’s employment is terminated for Cause, as defined in the Plan, all unvested Performance Units shall lapse and terminate immediately. A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of CSX or its affiliates shall forfeit all unvested Performance Units. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

DIVIDEND EQUIVALENTS

At the end of the Performance Period, Participants will be eligible to receive Dividend Equivalents based upon the number of Performance Units paid to the Participant. The Dividend Equivalents will equal the aggregate amount of dividends declared and paid per share of CSX stock for each quarter during the Performance Period multiplied by the number of Performance Units paid to the Participant. The Dividend Equivalents will be paid upon vesting in the form of CSX stock subject to applicable withholding taxes. In the event of Retirement, reduction in force or return to contract employment prior to the end of the Performance Period, the Participant shall receive Dividend Equivalents on the pro-rated number of shares upon vesting in the form of CSX stock subject to applicable withholding taxes.

TAXATION OF PERFORMANCE AWARDS

Performance Units will be paid in shares of CSX common stock. The value received by the Participant is taxable income; therefore, CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of whole shares equal in value to such required amount. Participants in the CSX Executives’ Deferred Compensation Plan may be able to defer receipt of Performance Units in accordance with the terms of that plan.

SHAREHOLDER RIGHTS

The Performance Units shall confer no other shareholder rights upon the Participant except as provided herein unless and until such time as the award has been settled by the issuance of CSX stock to the Participant.

CLAWBACK PROVISION

The Performance Units shall be subject to any policy regarding the recoupment of incentive compensation that is adopted or maintained by CSX, as such policy may be amended from time to time.

CONSIDERATION FOR NON-COMPETE AND NON-SOLICITATION AGREEMENT

In consideration for the grant of Performance Units, certain Participants must enter into a non-compete agreement, if not already in effect, as prescribed and agreed to by CSX. Each Participant to whom this requirement applies will be notified by CSX.

NON-TRANSFERABILITY

The Performance Units may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by the Participant other than by will or by the laws of descent and distribution.

PLAN ADMINISTRATION

The Chief Administrative Officer shall be the Plan Administrator and shall interpret and construe the provisions of the Notice and this Award Agreement subject to the terms of the Plan and the Compensation Committee’s authority and responsibility thereunder.

PLAN AMENDMENTS AND TERMINATION

The Compensation Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time at its sole discretion.

SECTION 409A

Participant understands and agrees that all payments made pursuant to this Award Agreement are intended to be exempt or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted on a basis consistent with such intent.

SEVERABILITY

If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

MISCELLANEOUS

By accepting the Performance Units, the Participant authorizes CSX to withhold, to the extent permitted by law, any amount the Participant may otherwise owe to CSX in any other capacity whatsoever.

The grant of the Performance Units does not imply any commitment to continue the Plan, participation in the Plan or any other long-term incentive compensation plan or program for any succeeding year or period. Neither the Plan, nor this grant of Performance Units shall create any employment contract or relationship between CSX or any affiliated company and any Participant.

By accepting this award of Performance Units, the Participant acknowledges and agrees that this Award Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Award Agreement shall be effective as of [EXECUTION DATE].